Exhibit (a)(1)(D)

LETTER TO CLIENTS

Offer to Purchase for Cash

by

CONVERGEONE HOLDINGS, INC.

of

Up to 8,936,250 of its Warrants to Purchase Common Stock

at a Purchase Price of $0.95 Per Warrant

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 23, 2018, OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase dated February 26, 2018 (the “Offer to Purchase”) and the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by ConvergeOne Holdings, Inc. (the “Company”, “we”, “us” or “our”) to purchase up to 8,936,250 of its outstanding warrants (the “Warrants”), at a purchase price of $0.95 per Warrant, in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $8,489,438 (each of the Warrants representing the right to purchase one share of common stock, par value $0.0001 (the “Common Stock”), at an exercise price of $11.50 per share) upon the terms and subject to certain conditions of the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

The Offer is only available for outstanding Warrants. The Company also has outstanding shares of Common Stock that are not within the scope of the Offer. On the terms and subject to the conditions of the Offer, Purchasers will only pay for Warrants validly tendered and not properly withdrawn before the Expiration Date.

We are the holder of record of Warrants held for your account. As such, we are the only ones who can tender your Warrants in the Offer, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Warrants we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Warrants we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Warrants and receive the Purchase Price of $0.95 per Warrant, as indicated in the attached Instruction Form, in cash, without interest;

2.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of the day on March 23, 2018, or such later time and date to which the Company extends the Offer;

3.	The Offer is not conditioned on any minimum number of Warrants being tendered. However, the Offer is subject to certain other conditions. If certain events occur, Purchasers may not be obligated to purchase Warrants pursuant to the Offer. See “The Offer—Section 6. Conditions of the Offer” of the Offer to Purchase;

4.	The Offer is for up to an aggregate 8,936,250 Warrants;

5.	Tendering Warrant holders who are registered Warrant holders or who tender their Warrants directly to the Depositary will not be obligated to pay any brokerage commissions or fees, or solicitation fees except as set forth in the Offer to Purchase and the Letter of Transmittal.

If you wish to have us tender any or all of your Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your Warrants, we will tender all your Warrants unless you specify a lesser number on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of the day on March 23, 2018, or such later time and date to which the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Warrants. The Offer is not being made to holders of Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

None of the Company, the Company’s board of directors, the Information Agent, the Depositary, the Dealer Manager or the parties to the Purchase Agreement or their respective affiliates is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer,” and “The Offer—Section 11. Information Concerning ConvergeOne” of the Offer to Purchase. You should discuss whether to tender your Warrants with your broker or other financial advisor, if any.

Warrant holders who choose not to tender will not receive cash for their Warrants.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

CONVERGEONE HOLDINGS, INC.

of

Up to 8,936,250 of its Warrants to Purchase Common Stock

at a Purchase Price of $0.95 Per Warrant

The undersigned acknowledge(s) receipt of your letter and the offer to purchase dated February 26, 2018 (the “Offer to Purchase”) and the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by ConvergeOne Holdings, Inc. (the “Company”) to purchase up to 8,936,250 of its outstanding warrants (the “Warrants”), at a purchase price of $0.95 per Warrant, in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $8,489,438 (each of the Warrants representing the right to purchase one share of common stock, par value $0.0001 (“Common Stock”), at an exercise price of $11.50 per share) upon the terms and subject to certain conditions of the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Warrants indicated below or, if no number is indicated below, all Warrants which are beneficially owned by the undersigned and registered in your name for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF WARRANTS TO BE TENDERED HEREBY:	(1)

SIGNATURE:

(1)	Unless otherwise indicated, it will be assumed that all Warrants held by us for your account are to be tendered.

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